Exhibit 99.1

XERIS PHARMACEUTICALS REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS AND RECENT HIGHLIGHTS

Gvoke® quarterly net sales of $8.1 million

Record quarterly Gvoke prescription volume

Strong cash position of $136.0 million

Conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; May 13, 2021 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use injectable drug formulations, today announced financial results for the first quarter 2021 and recent highlights.

“We are very pleased with our steady, consistently growing financial performance in the first quarter notwithstanding the continued challenges created by the global pandemic. Demand for Gvoke grew despite a suppressed market, Ogluo received approval in the EU and UK, and our discussions with the FDA have provided clarity for our proposed Phase 3 study designs,” said Paul R. Edick, Chairman and CEO of Xeris. “Our momentum is continuing into the second quarter, and we are encouraged by what appears to be more stability in the overall endocrinology market and the glucagon market specifically.”

First Quarter 2021 Highlights and Recent Events

Marketed and Approved Products

● In the first quarter, Gvoke prescriptions topped 16,000 for the first time, growing more than 3% from the prior quarter (despite a decline in the glucagon market) and over 400% compared to the same period in 2020. Gvoke’s NRx share of the retail glucagon market grew to 14% during the first quarter.

● In February, Ogluo®, Xeris’ ready-to-use, room-temperature stable liquid glucagon for the treatment of severe hypoglycemia in pediatric and adult patients with diabetes ages 2 years and above, was granted marketing authorisation by the European Commission (EC). In April, the United Kingdom’s Medicines and Healthcare Regulatory Agency (MHRA) also approved Ogluo.

● The Company is actively talking to potential partners to commercialize Ogluo in the EU and other regions, with a targeted fourth quarter 2021 launch in select EU countries.

Ready-to-use Glucagon Programs

● In the first quarter, Xeris received initial feedback from FDA on its micro-dose development program in Exercise-Induced Hypoglycemia (EIH). In May, the Company received additional written feedback requiring a more extensive clinical program to advance EIH. Due to the design and scope that the FDA is requiring, Xeris will re-evaluate the pathway and target indication.

● Xeris received initial feedback from the FDA on its mini-dose development program in Post-Bariatric Hypoglycemia (PBH). Subsequently, upon the advice of the FDA, Xeris has submitted a Type C meeting request for further clarification of its proposed study design.

Other Pipeline Programs

● Xeris received initial feedback from the FDA for a registration program for its XeriSol pramlintide-insulin co-formulation program, including a study design for a Phase 3 program. Subsequently, the Company submitted a follow-up meeting request for further clarification and anticipates a response in the third quarter. Based on the FDA feedback, the Company plans to seek a development and commercialization partner to advance the program.

● Xeris is seeking a partner to further develop and commercialize its XeriSol diazepam program.

Corporate Highlights

● In March, through a registered direct offering, Xeris issued 6,553,398 shares of common stock to funds managed by Deerfield Management Company, L.P., which are existing investors in the Company, at a purchase price of $4.12 per share, resulting in gross proceeds of $27.0 million.

● In May, the Company amended its existing loan agreement with Oxford Finance and Silicon Valley Bank to extend the interest-only period up to 12 months upon achievement of certain revenue targets.

● Senior members of the management team will participate in the following upcoming virtual events:
–The diaTribe Foundation Musings: Taking the Fear out of Hypoglycemia: Next-Generation Glucagon on May 13, 2021
–RBC Capital Markets Global Healthcare Conference on May 18-19, 2021
–Jefferies Global Healthcare Conference on June 1-4, 2021

First Quarter 2021 Financial Highlights

Net sales: Net sales for Gvoke for the first quarter 2021 were $8.1 million. Net sales for Gvoke pre-filled syringe (PFS) for the first quarter 2020 were $1.7 million.

Cost of goods sold: Cost of goods sold was $1.8 million for the first quarter 2021. Cost of goods sold for the first quarter 2020 was also $1.8 million, which included $1.2 million related to the establishment of a reserve for excess and obsolete inventory.

Research and development (R&D) expenses: R&D expenses for the first quarter 2021 were $4.0 million compared to $6.6 million for the first quarter 2020. The decrease was primarily driven by declines in expenses associated with our clinical trials and pharmaceutical process development.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the first quarter 2021 were $19.1 million compared to $21.6 million for the first quarter 2020. The decrease was primarily driven by a decrease in advertising and fewer conferences and meetings as a result of the COVID-19 pandemic, partially offset by increases in personnel-related costs driven by additional headcount.

Net loss: For the first quarter 2021, Xeris reported a net loss of $18.4 million, or $0.30 per share, compared to a net loss of $29.2 million, or $0.89 per share, for the first quarter 2020.

Cash position: As of March 31, 2021, Xeris reported total cash, cash equivalents, and investments of $135.9 million, compared to $133.8 million at December 31, 2020. Total shares outstanding as of March 31, 2021 is 66,333,456.

Conference Call and Webcast Details

Xeris Pharmaceuticals will host a conference call and webcast today, Thursday, May 13, 2021 at 8:30 a.m. Eastern Time. To register for this conference call, please use this link: http://www.directeventreg.com/registration/event/8668322. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering at minimum ten minutes prior to the start of the call. Following the conference call, a replay will be available at (800) 585-8367 or (416) 621-4642 Conference ID: 8668322.

About Xeris Pharmaceuticals, Inc.

Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.

With a novel technology platform that enables ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke® in the U.S. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating the need for reconstitution, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technology, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.

Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements regarding the market and therapeutic potential of its products and product candidates, expectations regarding clinical data or results from planned clinical trials, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets, the timing or likelihood of identifying potential development and commercialization partnerships, the potential utility of its formulation platforms and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities

Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the impact of COVID-19 on its business operations, its reliance on third-party suppliers for Gvoke® and Ogluo®, the regulatory approval of its product candidates, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data; unaudited)

	Three Months Ended March 31,
	2021	2020

Net sales	$8,051	$1,676
Grant and other income	144	112
Cost of goods sold	1,826	1,790
Gross profit (loss)	6,369	(2)
Operating expenses:
Research and development	4,032	6,646
Selling, general and administrative	19,077	21,606
Total operating expenses	23,109	28,252
Loss from operations	(16,740)	(28,254)
Other income (expense):
Interest and other income	100	434
Interest expense	(1,791)	(1,499)
Change in fair value of warrants	20	135
Total other income (expense)	(1,671)	(930)
Net loss before benefit from income taxes	(18,411)	(29,184)
Benefit from income taxes	—	—
Net loss	$(18,411)	$(29,184)

Net loss per common share - basic and diluted	$(0.30)	$(0.89)

Weighted average common shares outstanding, basic and diluted	61,245,220	32,790,317

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,604	$37,598
Short-term investments	69,290	96,190
Trade accounts receivable, net	8,938	6,875
Inventory	12,496	8,353
Prepaid expenses and other current assets	3,298	3,196
Total current assets	160,626	152,212
Property and equipment, net	6,799	6,707
Other assets	212	232
Total assets	$167,637	$159,151

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,768	$3,117
Other accrued liabilities	13,904	15,895
Accrued trade discounts and rebates	5,719	5,984
Accrued returns reserve	2,619	2,889
Other current liabilities	414	322
Total current liabilities	27,424	28,207
Long-term debt, net of unamortized debt issuance costs	87,272	87,021
Deferred rent	6,692	6,629
Other liabilities	1,862	3,533
Total liabilities	123,250	125,390
Total stockholders' equity	44,387	33,761
Total liabilities and stockholders' equity	$167,637	$159,151